August 21, 2015

Geoff Thompson

Accelera Innovations, Inc.

20511 Abbey Lane

Frankfort, IL 60423

Dear Geoff,

The purpose of this letter (the “Agreement”) is to confirm the engagement of Separation Degrees - One, Inc. (“SDOI”) by Accelera Innovations, Inc. (“Client”) commencing on August 21, 2015 to develop, execute and manage on-going marketing campaigns (“Marketing Services”) as outlined below.

Section 1. Services. SDOI proposes assisting Client with Marketing Services as listed in Exhibit B.

Section 2. Fees. The fees of the engagement shall be as follows: (1) Set-up; (2) initial program for the first 45 days (“Initial 45 Day Campaign”); and (3) on-going program (“On-going Campaign”).

Fees paid to SDOI for Marketing Services listed in Exhibit B, include:

1.	Set-up - $25,000.00, split into two equal payments

2.	Initial 45 Day Campaign - $7,500.00 per week

3.	On-going Campaign - $12,500.00 per week

Section 3. Expenses. Client shall be responsible for any 3rd party fees (email service provider, video creation, e-book creation, etc.) that are mutually agreed upon to support SDOI’s Marketing Services.

In addition to the compensation described in Section 2 above, Client agrees to promptly reimburse SDOI, upon request from time to time, not more than monthly, for all reasonable out-of-pocket expenses (travel, lodging, meals, printing, etc.) SDOI incurred and that Client APPROVES IN ADVANCE, and all other expenses shall be the responsibility of the party incurring such expenses.

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

Section 4. Payment of Fees and Expenses. Client shall pay SDOI’s fees as follows:

1.	Set-up - Set-up Fee of $25,000.00. $12,500 is due at the signing of the agreement, the balance of $12,500 us due two weeks from the date of the signing of the agreement.

2.	Initial 45-Day Campaign - Client shall wire SDOI a pre-payment for its ad spend. The pre-payment will be for 2 weeks of ad spend at $7,500.00 per week for a total of $15,000.00. The balance of the first 2 weeks - $15,000.00, is due at the signing of the agreement. The on-going balances for subsequent 2-week programs are due no later than the Friday prior to the start of the next 2-week program.

3.	On-going Campaign - Client shall wire SDOI a pre-payment for its ad spend. The prepayment will be for 2 weeks of ad spend at $12,500.00 per week for a total of $25,000.00. The on-going balances for subsequent 2-week programs are due no later than the Friday prior to the start of the next 2-week program.

If any Expenses have been incurred, payment will be due within 5 days of the submission of such expenses, which will be turned in at the end of the month of which they were incurred. SDOI reserves the right to put any work on hold pending Client’s payment of Set-up, Initial 45 Day Campaign, On-going Campaign, or Expenses.

All Fees and Expenses due and payable shall be submitted via wire according to Exhibit C.

Section 5. Ownership of Work. For any work performed by SDOI to Client’s website, Client shall retain ownership of any content modifications to its website that SDOI has created on behalf of Client.

SDOI shall retain exclusive, full ownership of all proprietary processes, analysis tools, graphical images and drawings, presentation formatting, lead generation development tools, any lead landing pages, and any other items that are part of SDOI’s business of providing consulting and marketing services to its clients.

Section 6. Confidentiality. Each party to this Agreement shall maintain as strictly confidential and not disclose to any third party any financial or other proprietary information (the “Confidential Information”) provided that party by the other party to this Agreement.

The non-disclosing party shall be excepted from the obligations of this section with respect to any portion of Confidential Information to the extent that portion of Confidential Information:

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

(a) is within the knowledge of the non-disclosing party prior to the Start Date of this Agreement;

(b) or is within the public domain or enters the public domain through no fault of the non-disclosing party;

(c) or is rightfully disclosed to the non-disclosing party by a third party without obligation of confidentiality, but only to the extent rightfully permitted by the third party.

The obligations of the non-disclosing party under this section with regard to any portion of Confidential Information shall continue for a term of twelve (12) months from the Start Date of this Agreement, or until one of the exceptions identified above applies to that portion of Confidential Information.

Section 7. Term; Termination of Engagement.

(a) SDOI’s engagement and all rights and obligations of the parties hereto shall commence upon SDOI’s receipt of a signed copy of the Agreement, a mutually agreed upon Start Date, and payment of Fees. The Terms of the Engagement shall be as follows:

●	Initial 45-Day Campaign Term - Campaigns will be weekly. Start date of the Initial 45 Day Campaign will be determined by SDOI upon completion of calls with Client, development of marketing collateral and ad network set-up.

●	On-going Campaign Term - Upon the completion of the Initial 45-Day Campaign Term, the On-going Campaign will commence for a term of 12 months.

(b) After the first twelve (12) months, Client may terminate this Agreement at any time, with or without cause, upon a thirty (30) day advance written notice; provided, however, that notwithstanding any such termination, Client shall pay SDOI for any outstanding work that SDOI has performed up until date of termination. SDOI shall not be responsible for repayment of any portion of Fees and Expenses that had already been paid as outlined above in Section 4.

(c) SDOI may terminate this Agreement at any time, with cause, upon a two (2) week advance written notice; provided, however, that notwithstanding any such termination, Client shall pay SDOI for any outstanding work that SDOI has performed up until date of termination. Cause is defined as Client’s inability to provide timely and accurate responses to SDOI’s requests that could materially impact SDOI’s services; and/or Client’s inability to pay SDOI’s Fees and Expenses on a timely basis. For notice of termination, SDOI shall not be responsible for repayment of any portion of Fees and Expenses that had already been paid as outlined above in Section 4.

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

In addition to the foregoing, the provisions in this Agreement related to indemnification shall survive termination of this Agreement.

Section 8. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.

Section 9. Indemnity. The indemnification provisions attached hereto as Exhibit A are incorporated herein and made a part hereof.

Section 10. Arbitration. Unless the Parties mutually agree otherwise in writing, all claims, disputes or other matters in question between the Parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be subject to and decided by arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on each party, and judgment upon the arbitration award may be entered in any court having jurisdiction over the matter. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws rules thereof, and any arbitration shall be brought in Orange County, California using California laws.

Section 11. Force Majeure. Any failure or delay by either the Client or SDOI in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, legal actions, strikes or other factors beyond the reasonable control of a party (each, a “Force Majeure Event”). The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes. If the Force Majeure Event causes all or a portion of the services to be delayed, or otherwise causes a failure to comply with this Agreement, and continues to occur for more than thirty (30) days after notice of the Force Majeure Event the Term shall be extended for the specific time delay.

Section 12. Miscellaneous.

(a) Client expressly acknowledges that all opinions and advice (written or oral) given by SDOI to Client in connection with SDOI’s engagement are intended solely for the benefit and use of Client.

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

(b) Client shall be under no obligation to enter into or execute any transaction, partnership or other agreement or arrangement with any party as a result of this Agreement and the entry into any transaction; partnership or other agreement or arrangement shall be in the sole discretion of Client.

(c) Client acknowledges that SDOI’s Marketing Services do not represent and guarantee any success to Client’s business.

(d) Client is a sophisticated business enterprise that has retained SDOI for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. In the event of any business transaction or engagement, each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

(e) Client represents and warrants to SDOI that SDOI’s engagement hereunder has been duly authorized and approved by all corporate action by Client and this letter Agreement has been duly executed and delivered by Client and constitutes a legal, valid and binding obligation of Client. SDOI represents and warrants to Client that SDOI’s engagement hereunder has been duly authorized and approved by all necessary corporate action by SDOI and this letter Agreement has been duly executed and delivered by SDOI and constitutes a legal, valid and binding obligation of SDOI.

(f) SDOI shall have the right to include Client’s name, logo and any non-confidential information relating to the project in SDOI’s website and marketing materials.

(g) The Client acknowledges that it is not relying on the advice of SDOI Capital for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(h) This Agreement may be executed in one or more counterparts, which together shall constitute the same agreement.

***

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

This Agreement and the exhibit attached hereto shall constitute the full scope of the relationship between SDOI and Client. Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Sincerely,

SEPARATION DEGREES - ONE, INC.

By:
Gannon Giguiere
CEO

Agreed to and accepted:

ACCELERA INNOVATIONS, INC.

By:
Geoff Thompson
Title:	COB

Date: 08/18/2015

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

EXHIBIT A - INDEMNIFICATION PROVISION

Accelera Innovations, Inc. (the “CLIENT”) agrees to indemnify and hold harmless Separation Degrees - One, Inc. (“SDOI”) and its affiliated entities, partners, employees, consultants, legal counsel, agents, members, managers, representatives, and agents (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Indemnified Parties’ performance or nonperformance of its obligations under the letter agreement between Client and SDOI to which these provisions are attached and form a part (the “Agreement”); provided, however, that Client shall not be obligated to indemnify, defend or hold harmless Indemnified Parties for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Indemnified Parties as a result of acts or omissions of Indemnified Parties which have been made or not made in bad faith or which constitute willful misconduct.

These indemnification provisions shall be in addition to any liability, which Client may otherwise have to Indemnified Parties. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then Client, on the one hand, and the applicable Indemnified Parties, on the other hand, shall contribute to the losses involved in such proportion as is appropriate to reflect (i) the relative benefits received by Client, on the one hand, and the applicable Indemnified Parties, on the other hand, (ii) the relative fault of Client, on the one hand, and the applicable Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, and (iii) relevant equitable considerations. Neither termination nor completion of the engagement of SDOI under this Agreement, shall affect these indemnification provisions which shall then remain operative and in full force and effect.

The foregoing provisions are in addition to any rights the parties may have at common law or otherwise and shall be binding on and inure to the benefit of any successor, assigns, and personal representatives of the indemnifying party and each indemnified party. The provisions of this Exhibit shall remain in full force and effect notwithstanding (i) any investigation made by or on behalf of SDOI or (ii) the completion or termination of the engagement.

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

EXHIBIT B - MARKETING SERVICES

Objective:

Provide marketing services to assist Client in bringing awareness to it business and brand:

1.	Strategic planning for short, medium and long-term goals

2.	Creation of interactive advertising solutions to cover but not be limited to:

a.	Paid search

b.	Organic search

c.	Interactive advertorial

d.	Sponsored content and network placement buys

3.	Planning and analytical monitoring services

Summary of Marketing Services include:

SET-UP

Activities

Client calls - Download of client’s business model, unique value proposition and market differentiation.

Market Analysis - Analysis of client’s business market and competition.

Developing marketing content that includes:

●	Network creative and content

Analytics set-up of Client’s web property:

●	Set-up of CE & Google Analytics on website for traffic and analytics

PPC & Retargeting Ads Design & Development:

●	Creation of initial ad network units that include:

●	Image development

●	Ad copy

●	Body descriptions (if applicable)

●	Retargeting ad units:

●	Image development

●	Create ad copy

●	Body descriptions (if applicable)

PPC Ad Network & Retargeting Set-up:

●	Ad Networks

●	Retargeting

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement

EXHIBIT C - WIRING INSTRUCTIONS

Bank:	The Northern Trust Company

ABA Routing No:	071000152
Acct No.:	1171013213

Beneficiary:	Separation Degrees - One, Inc.

Company info:

Separation Degrees - One, Inc.

77 Geary St. 5th Floor San Francisco, CA 94108

T: (949) 500-6960

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor ● San Francisco, CA ● 94108

CONFIDENTIAL * Marketing Services Agreement